Exhibit 10.3

RETENTION AGREEMENT

This Retention Agreement (this "Agreement") is dated this 28th day of September, 2007 by Millennium Cell Inc., a Delaware corporation (the "Company") and John D. Giolli (the "Executive").

WHEREAS, the Executive is the Chief Financial Officer of the Company, which is a position of substantial authority and responsibility;

WHEREAS, the Executive has demonstrated extensive knowledge, skill and expertise in the operation of the Company's business and possesses a great deal of information in connection therewith;

WHEREAS, the Company desires that Executive remain an employee of the Company; and

WHEREAS, the Company is willing to compensate the Executive, in addition to his normal salary and benefits, for his agreement to remain an employee of the Company upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the compensation paid hereunder, the mutual covenants, agreements and promises hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby agreed and acknowledged, the parties hereto agree as follows:

1.    Retention. The Executive hereby agrees to continue to perform his duties and responsibilities as Chief Financial Officer of the Company in good faith and in compliance with all applicable laws, rules and regulations.

2.    Compensation. (a) In exchange for his agreement under paragraph 1 above, the Company will pay the Executive a lump sum cash payment in the amount of $163,400 (the "Retention Payment"), which shall be payable in full on the date hereof. Notwithstanding the Retention Payment, the Executive shall continue to be entitled to any other compensation or benefits that were previously available to him in connection with his employment with the Company and shall be included in any future Company executive retention programs; provided, however, that any payments hereunder shall be credited against any future payments under any such executive retention programs.

(b)    If at any time on or prior to January 31, 2008: (i) the Executive voluntarily terminates his employment with the Company other than for Good Reason (as hereinafter defined); or (ii) the Company terminates the Executive's employment for Cause (as hereinafter defined), the Executive shall immediately refund the entire amount of the Retention Payment to the Company.

(c)    If at any time on or after February 1, 2008 and on or before May 31, 2008: (i) the Executive voluntarily terminates his employment with the Company other than for Good Reason; or (ii) the Company terminates the Executive's employment for Cause, the Executive shall immediately refund fifty percent (50%) of the Retention Payment to the Company.

(d)    If at any time prior to June 1, 2008: (i) the Company terminates the Executive's employment without Cause; or (ii) the Executive terminates his employment with the Company for Good Reason, the Company will pay the Executive a lump sum cash payment in the amount of $80,500. The Executive's right to any payment under this Section 2(d) shall be conditioned upon his execution of a general release of known and unknown claims (the “Release”), in such form as shall be prescribed by the Company, and which shall be provided to the Executive within ten (10) business days after the date of any such termination of employment. The Release shall also contain a release by the Company of any known claims against the Executive. Subject to the provisions of Section 4 below, payment to the Executive pursuant to this Section 2(d) shall be made within ten (10) business days after the execution of the Release by the Executive. Nothing in this Agreement shall limit the scope or time of applicability of the Release once it is executed and not timely revoked.

(e)    For purposes of this Agreement, "Good Reason" shall mean, without the Executive's prior written consent or that is not cured by the Company within thirty (30) days after its receipt of written notice of the Executive's objection to the occurrence: (i) assignment to the Executive of any title, position, duties or responsibilities that are significantly diminished when compared with the title, position, duties or responsibilities of the Executive on the date of this Agreement; (ii) reduction in the Executive's then current annual salary; (iii) the Company's failure to pay the Executive any material amounts otherwise vested and due him hereunder or under any plan, program or policy of the Company; or (iv) the Executive being forced to relocate to a principal place of employment that is more than fifty (50) miles from the current address of the Company (i.e., One Industrial Way West, Eatontown, New Jersey).

(f)    For purposes of this Agreement, "Cause" shall mean any one of the following (all as reasonably determined by the Company): (i) a final judgment of conviction of the Executive for a felony entered by a trial court regardless of whether the Executive appeals the judgment; provided, however, that such felony is the type of felony that causes or threatens to cause material harm to the Company; (ii) the issuance of a final award, judgment or order by an administrative agency, arbitrator, governmental body, governmentally-owned corporation, mediator, self-regulatory organization or trial court that the Executive is prohibited from performing any material duty as an employee of the Company or an affiliate thereof for more than three (3) months, regardless of whether the Executive appeals the award, judgment or order; (iii) a final judgment determining that the Executive committed, or a final conviction of the Executive for, a violation of any federal, state or local law or regulation that adversely affects the Company or an affiliate thereof; provided, however, that this provision shall not apply to a violation subject only to a monetary fine or penalty of Three Thousand Dollars ($3,000) or less; (iv) the neglect by the Executive on a regular basis, other than by reason of his disability or legal incompetency, of his material duties as an employee of the Company or an affiliate thereof; (v) the failure of the Executive, other than by reason of his disability or legal incompetency, to carry out the lawful business directions of the Company or any officer of the Company who customarily gives business directions to the Executive, and the failure continues for more than thirty (30) days after the Company or officer gives written notice to the Executive specifying the nature of the failure and requesting the Executive to cure it; (vi) any act or failure to act that (A) the Executive intends to cause or to threaten to cause a material loss to the business of the Company or an affiliate thereof or (B) constitutes gross negligence and causes or threatens to cause a material loss to the business of the Company or an affiliate thereof; (vii) appropriation of the business opportunities of the Company or an affiliate thereof for the personal benefit of the Executive or any person or entity in which the Executive has an interest; (viii) intentional interference with the business of the Company or an affiliate thereof that is a violation of any law or provision of this Agreement, and that causes or threatens to cause a material loss to the business of the Company or an affiliate thereof; (ix) falsification of any information given to any director or officer of the Company or an affiliate thereof; or (x) any act by the Executive directed against the Company or an affiliate thereof of bribery, embezzlement, fraud, misappropriation of assets or the receipt of kickbacks.

3.    Executive's Acknowledgement. The Executive acknowledges that the duties and obligations of the Company to the Executive under this Agreement are in consideration of the Executive's past services to the Company, the Executive's continued employment with the Company, and the Executive's execution of the release described in Section 2(d).

4.    Withholding and Special Terms Relating to Payments and Benefits Subject to IRC Section 409A. The Company shall be entitled to withhold from the payments due hereunder any required federal, state or local withholding or other taxes. To the extent that any amounts payable to the Executive under Section 2(d) hereof are subject to Section 409A(a)(2)(B) of the Internal Revenue Code of 1986, as amended, any requirement under Section 2(d) that such amounts be paid within ten (10) business days after the execution by the Executive of the Release shall not apply and instead such amounts shall be paid in a lump sum as of the date that is six (6) months after the date of a termination described in Section 2(d).

5.    Employment Status. This Agreement does not constitute a contract of employment or impose on the Executive any obligation to remain as an employee, or impose on the Company any obligation to: (a) retain the Executive as an employee; (b) change the status of the Executive as an at-will employee; or (c) change the Company's policies regarding termination of employment.

6.    Invalid or Unenforceable Provisions. In the event that any part of this Agreement shall be held to be unenforceable or invalid, the remaining parts hereof shall nevertheless continue to be valid and enforceable as though the invalid portions were not a part hereof.

7.    Notices. Any notices provided hereunder must be in writing and such notices or any other written communication shall be deemed effective upon the earlier of personal delivery (including personal delivery by facsimile) or the third day after mailing by first class mail, to the Company at its primary office location and to the Executive at the Executive's address as listed in the Company's payroll records. Any payments made by the Company to the Executive under the terms of this Agreement shall be delivered to the Executive either in person or at such address as listed in the Company's payroll records.

8.    Miscellaneous. (a) No change or modification of this Agreement shall be valid unless the same is in writing and signed by each of the parties hereto.

(b)    No waiver of any provision of this Agreement shall be valid unless in writing and signed by the party against whom it is sought to be enforced. The failure of any party at any time to insist upon strict performance of any condition, promise, agreement or understanding set forth herein shall not be construed as a waiver or relinquishment of the right to insist upon strict performance of the same or other conditions, promises, agreements or understandings at a future time.

(c)    This Agreement is intended to bind and inure to the benefit of and be enforceable by the Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that the Executive may not delegate any of the Executive's duties hereunder and may not assign any of the Executive's rights hereunder without the written consent of the Company. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall assume the Company's obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and/or assets, whether or not such successor executes and delivers an assumption agreement referred to in the preceding sentence or becomes bound by the terms of this Agreement by operation of law or otherwise.

(d)    This Agreement shall be construed and enforced in accordance with the laws of the State of New Jersey, without regard to such its conflict of laws principles.

(e)    The headings and other captions in this Agreement are for convenience and reference only and shall not be used in interpreting, construing or enforcing any of the provisions of this Agreement.

(f)    This Agreement contains all of the promises, agreements, conditions, understandings, warranties and representations among the parties hereto with respect to the subject matter hereof, and there are no promises, agreements, conditions, understandings, warranties or representations, oral or written, express or implied, between them with respect to such matters other than as set forth herein. Any and all prior agreements among the parties hereto with respect to such matters are hereby revoked and are deemed null and void. This Agreement is, and is intended by the parties to be, an integration of any and all prior agreements or understandings, oral or written, with respect to the subject matter hereof.

(g)    This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument. Any such counterpart may be executed by facsimile signature with only verbal confirmation.

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IN WITNESS WHEREOF, the parties have executed this Retention Agreement as of the day and year first written above.

MILLENNIUM CELL INC.

By:	/s/ George C. Zalepa
Name: George C. Zalepa
Title: Vice Precedent of Administration

/s/ John D. Giolli
John D. Giolli